Exhibit 5.1

RICHARDSON & PATEL   LLP
10900 Wilshire Boulevard
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1183
Facsimile (310) 208-1154

August 27, 2010

VLOV, Inc.
11/F., Xiamen Guanyin Shan International Commercial Operation Centre, A3-2 124
Hubin Bei road, Siming District, Xiamen
Fujian Province, People’s Republic of China

Re:	VLOV, INC.
Registration Statement on Form S-1/A

Ladies and Gentlemen:

We have acted as counsel for VLOV, Inc., a Nevada corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission on Form S-1/A of 5,123,391 shares of the Company’s common stock, $0.00001 par value per share (the “Shares”), including 1,582,050 Shares issuable upon conversion of Series A Convertible Preferred Stock, and 1,716,877 Shares issuable upon exercise of common stock purchase warrants (the “Warrants”).

In connection with this registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance (or the proposed issuance) of the Shares, the Warrants, the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

This opinion is limited solely to the federal laws of the United States and the Nevada Revised Statutes. Our opinion is based on these laws as in effect on the date hereof.

Based upon that review, it is our opinion that the Shares (including the Shares that may be issued upon conversion of the Series A Convertible Preferred Stock and exercise of the Warrants) are legally issued, fully paid, and nonassessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading "Legal Matters" in the registration statement.

Very truly yours,

RICHARDSON & PATEL LLP

/s/ Richardson & Patel LLP